Exhibit 10.103

OFFICE LEASE

by and between

GK TRIANGLE CORPORATE PARK III, LLC,

(“Landlord”)

and

HEALTH NET HEALTH PLAN OF OREGON, INC.,

(“Tenant”)

Dated as of

March 18, 2009

LEASE OF PREMISES		1

BASIC LEASE PROVISIONS		1

STANDARD LEASE PROVISIONS		4

1.	TERM	4

2.	BASIC ANNUAL RENT AND SECURITY DEPOSIT	4

3.	ADDITIONAL RENT	5

4.	IMPROVEMENTS AND ALTERATIONS	9

5.	REPAIRS	10

6.	USE OF PREMISES	12

7.	UTILITIES AND SERVICES	14

8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE	15

9.	FIRE OR CASUALTY	18

10.	EMINENT DOMAIN	19

11.	ASSIGNMENT AND SUBLETTING	19

12.	DEFAULT	21

13.	ACCESS; CONSTRUCTION	23

14.	BANKRUPTCY	24

15.	SUBSTITUTION OF PREMISES	25

16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES	25

17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY	26

18.	PARKING; COMMON AREAS	27

19.	MISCELLANEOUS	28

LIST OF EXHIBITS

Exhibit A-1	Floor Plan(s)
Exhibit A-2	Legal Description of the Project
Exhibit B	Work Letter
Exhibit C	Utilities and Services
Exhibit D	Building Rules and Regulations
Exhibit E	Form Estoppel Certificate
Exhibit F	Tenant Commencement Certificate
Exhibit G	ADA

Addendum One	One Renewal Option (Market)
Addendum Two	Right of First Offer
Addendum Three	Termination Option
Addendum Four	Contraction Option (including Schedule One)

-i-

OFFICE LEASE

THIS OFFICE LEASE is made between GK TRIANGLE CORPORATE PARK III, LLC, a Delaware limited liability company (“Landlord”), and the Tenant described in Item 1 of the Basic Lease Provisions.

LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions set forth herein, those certain premises (the “Premises”) described in Item 3 of the Basic Lease Provisions and as shown in the drawing attached hereto as Exhibit A-1. The Premises are located in the Building described in Item 2 of the Basic Lease Provisions. The Building is located on that certain land (the “Land”) more particularly described on Exhibit A-2 attached hereto, which is also improved with landscaping, parking facilities and other improvements, fixtures and common areas and appurtenances now or hereafter placed, constructed or erected on the Land (sometimes referred to herein as the “Project”).

BASIC LEASE PROVISIONS

1.	Tenant:	HEALTH NET HEALTH PLAN OF OREGON, INC., an Oregon corporation (“Tenant”)

2.	Building:	13221 SW 68th Parkway Tigard, OR 97223

3.	Description of Premises:	Suites 010, 020, 030, 103, 105, 107, 200 and 300

	Rentable Area:	54,579 square feet, being 8,190 square feet in the basement, plus 46,389 square feet on the 2nd and 3rd floors

4.	Tenant’s Proportionate Share of Operating Costs:	42.70% (54,579 rsf / 127,833 rsf) (See Paragraph 3) (36.29% for the 2nd and 3rd floor space) (6.41% for the basement space)

5.	Basic Annual Rent:	(See Paragraph 2)

Months 1 to 5, inclusive:
	Monthly Installment:	$24,346.83 ($26.00/sf/annum for the Contraction Area only; Basic Annual Rent for the remainder of the Premises shall be abated)

Months 6 to 12, inclusive:
	Monthly Installment:	$100,509.50 for the 2nd and 3rd floor space ($26.00/sf/annum) $10,237.50 for the basement space ($15.00/sf/annum)
Months 13 to 24, inclusive:
	Monthly Installment:	$103,524.79 for the 2nd and 3rd floor space ($26.78/sf/annum) $10,544.63 for the basement space ($15.45/sf/annum)

Months 25 to 36, inclusive:
	Monthly Installment:	$106,630.53 for the 2nd and 3rd floor space ($27.58/sf/annum) $10,860.96 for the basement space ($15.91/sf/annum)

Months 37 to 48, inclusive:
	Monthly Installment:	$109,829.44 for the 2nd and 3rd floor space ($28.41/sf/annum) $11,186.79 for the basement space ($16.39/sf/annum)

Months 49 to 60, inclusive:
	Monthly Installment:	$113,129.33 for the 2nd and 3rd floor space ($29.26/sf/annum) $11,522.40 for the basement space ($16.88/sf/annum)

Months 61 to 72, inclusive:
	Monthly Installment:	$116,518.06 for the 2nd and 3rd floor space ($30.14/sf/annum) $11,868.07 for the basement space ($17.39/sf/annum)

Months 73 to 84, inclusive:
	Monthly Installment:	$120,013.60 for the 2nd and 3rd floor space ($31.05/sf/annum) $12,224.11 for the basement space ($17.91/sf/annum)

6.	Installment Payable Upon Execution:	N/A

7.	Security Deposit Payable Upon Execution:	N/A (See Paragraph 2(c))

8.	Base Year for Operating Costs:	2009 (See Paragraph 3)

9.	Initial Term:	Eighty-four (84) months, commencing on the Commencement Date and ending on the Termination Date (See Paragraph 1)

10.	Commencement Date:	July 1, 2009

11.	Termination Date:	June 30, 2016

12.	Broker(s) (See Paragraph 19(k)):

	Landlord’s Broker:	CB Richard Ellis 1300 SW 5 th Avenue, Suite 200 Portland, OR 97201

	Tenant’s Broker:	CB Richard Ellis 555 Capitol Mall, Suite 100 Sacramento, CA 95814

13.	Number of Parking Spaces:	Four (4) uncovered, unreserved parking spaces per 1,000 feet of Rentable Area in the Premises, at no additional charge to Tenant during the Term (See Paragraph 18)

14.	Addresses for Notices:

	To: TENANT:	To: LANDLORD:

	Health Net Health Plan of Oregon, Inc. c/o Health Net, Inc. P. O. Box 2470 Rancho Cordova, CA 95791-2410 Attn: Director of Real Estate	Project Management Office: c/o CBRE Attention: Sr. Real Estate Manager 1300 SW 5th Avenue, Suite 200 Portland, OR 97201

With a copy to: KBS Realty Advisors, LLC 201 California Street, Suite 470 San Francisco, CA 94111 Attn: Steve Silva, Senior Vice President

15.	Place of Payment	All payments payable under this Lease shall be sent to Landlord at the Project Management Office at the address specified in Item 14 or to such other address as Landlord may designate in writing.

16.	Guarantor:	N/A

17.	Date of this Lease:	See cover page

18.	Landlord’s Construction Allowance:

Up to $12.00 per square foot of area, if Tenant does not exercise the Addendum Four Contraction Option;

Up to $16.00 per square foot of remaining area, if Tenant does exercise the Addendum Four Contraction Option

(See Exhibit B)

19.	The “State” is the State of Oregon.

This Lease consists of the foregoing introductory paragraphs and Basic Lease Provisions, the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Paragraphs 1 through 19 which follow) and Exhibits A-1 through A-2 and Exhibits B through Exhibit G, and the following Addenda: Addendum One- One Renewal Option (Market); Addendum Two- Right of First Offer; Addendum Three- Termination Option; and Addendum Four (including Schedule One thereto)- Contraction Option, all of which are incorporated herein by this reference. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control.

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STANDARD LEASE PROVISIONS

1.	TERM

(a) The Initial Term of this Lease and the Rent (defined below) shall commence on July 1, 2009 (the “Commencement Date”). Unless earlier terminated in accordance with the provisions hereof, the Initial Term of this Lease shall be the period shown in Item 9 of the Basic Lease Provisions. As used herein, “Lease Term” shall mean the Initial Term referred to in Item 9 of the Basic Lease Provisions, subject to any extension of the Initial Term hereof exercised in accordance with the terms and conditions expressly set forth herein. This Lease shall be a binding contractual obligation effective upon execution hereof by Landlord and Tenant, notwithstanding the later commencement of the Initial Term of this Lease.

(b) As of the Date of this Lease, Tenant is a subtenant of Cadence Design Systems, Inc. (“Cadence”), Inc., pursuant to a Sublease dated February 25, 2003, between Cadence (as sublandlord) and Tenant (as subtenant) (such Sublease, as amended, the “Sublease”). Cadence (as successor-in-interest to OrCAD, Inc.) leases the Premises from Landlord (as successor-in-interest to Tigard Triangle I, LLC (“Prior Landlord”)) pursuant to a Lease Agreement between Prior Landlord and OrCAD, Inc. dated February 20, 1998 (such Lease Agreement, as amended, the “Existing Master Lease”). The Sublease and the Existing Master Lease are each scheduled to expire of their own terms prior to the Commencement Date. Landlord and Tenant agree that, as of the Commencement Date, this Lease is the sole and exclusive agreement between Landlord and Tenant with respect to the Project (provided, this sentence and the foregoing sentence shall not be deemed to nullify any provisions of the Sublease or the Existing Master Lease which, by their terms, survive the expiration of the Sublease or the Existing Master Lease). Landlord and Tenant further agree, without limiting the foregoing two sentences, that any extension, expansion, termination, first offer, first refusal or other rights or options afforded to Tenant under the Sublease or the Existing Master Lease are of no further force or effect as of the Date of this Lease, and that Tenant hereby waives the same (if any).

(c) Notwithstanding anything to the contrary contained in this Lease, the effectiveness of this Lease is expressly conditioned on the Existing Master Lease expiring (without any options on the part of Cadence (or any subtenant or assignee thereof) to further extend the term of the Existing Master Lease) on or before the Commencement Date.

2.	BASIC ANNUAL RENT AND SECURITY DEPOSIT

(a) Tenant agrees to pay during each month of the Lease Term as Basic Annual Rent (“Basic Annual Rent”) for the Premises the sums shown for such periods in Item 5 of the Basic Lease Provisions.

(b) Except as expressly provided to the contrary herein, Basic Annual Rent shall be payable in equal consecutive monthly installments, in advance, without demand, deduction or offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the expiration of the Lease Term. Landlord agrees that all payments of rent under this Lease may be made via electronic funds transfer, and prior to the Commencement Date, Landlord shall provide documentation to Tenant to set up such payment system. Except as is expressly provided to the contrary herein, the obligation of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. If the Commencement Date is a day other than the first day of a calendar month, or the Lease Term expires on a day other than the last day of a calendar month, then the Rent for such partial month shall be calculated on a per diem basis. In the event Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant agrees it shall be bound by and subject to all terms, covenants, conditions and obligations of this Lease during the period between the date possession is delivered and the Commencement Date, other than the payment of Basic Annual Rent, in the same manner as if delivery had occurred on the Commencement Date.

(c) INTENTIONALLY DELETED

(d) The parties agree that for all purposes hereunder the Premises shall be stipulated to contain the number of square feet of Rentable Area described in Item 3 of the Basic Lease Provisions.

3.	ADDITIONAL RENT

(a) If Operating Costs (defined below) for the Project for any calendar year during the Lease Term exceed Base Operating Costs (defined below), Tenant shall pay to Landlord as additional rent (“Additional Rent”) an amount equal to Tenant’s Proportionate Share (defined below) of such excess.

(b) “Tenant’s Proportionate Share” is, subject to the provisions of Paragraph 18, the percentage number described in Item 4 of the Basic Lease Provisions. Tenant’s Proportionate Share represents, subject to the provisions of Paragraph 18, a fraction, the numerator of which is the number of square feet of Rentable Area in the Premises and the denominator of which is the number of square feet of Rentable Area in the Project, as determined by Landlord pursuant to Paragraph 18.

(c) “Base Operating Costs” means all Operating Costs incurred or payable by Landlord during the calendar year specified as Tenant’s Base Year in Item 8 of the Basic Lease Provisions. Landlord acknowledges and agrees that the Landlord is maintaining both earthquake and flood insurance for the Project during the Base Year and the cost for earthquake and flood insurance is included into Base Operating Costs. During the Lease Term, Landlord shall use substantially the same accounting methods for calculating Operating Costs for the Project, including Base Operating Costs. If during the Lease Term, Landlord decides to change the accounting methods used for calculating Operating Costs, then Landlord shall also recalculate the Base Operating Costs using the new accounting methods for determining Operating Costs for the Project.

(d) “Operating Costs” means all costs, expenses and obligations reasonably incurred or payable by Landlord in connection with the operation, management, repair or maintenance of the Building and the Project during or allocable to the Lease Term, including without limitation, the following:

(i) Any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Landlord in the Premises, Building, Common Areas or Project (collectively, (“Real Estate Taxes”). Real Estate Taxes shall also include, without limitation:

(A) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

(B) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, including, without limitation, any assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Real Estate Taxes” for the purposes of this Lease;

(C) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Project, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations;

(D) any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(E) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Project is a part; and/or

(F) any costs and expenses (including, without limitation, reasonable attorneys fees) incurred in attempting to protest, reduce or minimize Real Estate Taxes.

Notwithstanding the foregoing, in no event shall Real Estate Taxes included in Operating Costs for any year subsequent to the Base Year be less than Real Estate Taxes included in Operating Costs for the Base Year.

(ii) The cost of utilities (including taxes and other charges incurred in connection therewith) provided to the Premises, the Building or the Project, fuel, supplies, equipment, tools, materials, service contracts, janitorial services, waste and refuse disposal, gardening and landscaping; insurance, including, but not limited to, public liability, fire, property damage, earthquake, flood, rental loss, rent continuation, boiler machinery, business interruption, contractual indemnification and Special Perils coverage insurance for up to the full replacement cost of the Project and such other insurance as is customarily carried by operators of other similar class office buildings in the city in which the Project is located, to the extent carried by Landlord in its discretion, and the deductible portion of any insured loss otherwise covered by such insurance (the size of which deductible shall be reasonable and customary for comparable projects in the Area); the cost of compensation, including employment, welfare and social security taxes, paid vacation days, disability, pension, medical and other fringe benefits of all persons (including independent contractors) at or below the level of Project Manager who perform services connected with the operation, maintenance, repair or replacement of the Project; personal property taxes on and maintenance and repair of equipment and other personal property used in connection with the operation, maintenance or repair of the Project; such reasonable auditors’ fees and legal fees as are incurred in connection with the operation, maintenance or repair of the Project; a management fee not to exceed three and one-half percent (3.5%) of total gross rents (base rent and additional rent) received for the Project; the maintenance of any easements or ground leases benefitting the Project, whether by Landlord or by an independent contractor; a reasonable allowance for depreciation of personal property used in the operation, maintenance or repair of the Project; license, permit and inspection fees; all costs and expenses required by any governmental or quasi-governmental authority or by applicable law, but only to the extent necessary to comply with laws not in effect as of the Commencement Date, including capital improvements, and the cost of any capital improvements made to the Project by Landlord that improve life-safety systems or reduce operating expenses (such costs to be amortized over such reasonable periods as Landlord shall reasonably determine); the cost of air conditioning, heating, ventilating, plumbing, elevator maintenance, and repair (to include the replacement of components) and other mechanical and electrical systems repair and maintenance; sign maintenance; and Common Area (defined below) repair, resurfacing, operation and maintenance; and the cost of providing security services, if any, deemed appropriate by Landlord.

Notwithstanding anything in this paragraph to the contrary, the following items shall be excluded from Operating Costs:

(A) capital expenditures of any kind (with the exception of those required in order to comply with applicable laws not in effect as of the Commencement Date or to increase the safety or improve the energy efficiency of the Building;

(B) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space in the Project for tenants or prospective tenants of the Project;

(C) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space;

(D) Landlord’s costs of any services sold to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the Basic Annual Rent and Operating Costs payable under the lease with such tenant or other occupant;

(E) any depreciation or amortization of the Project except as expressly permitted herein;

(F) costs incurred due to a violation of Law (defined below) by Landlord relating to the Project;

(G) interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money;

(H) all items and services for which Tenant or other tenants reimburse Landlord outside of Operating Costs;

(I) repairs or other work occasioned by fire, windstorm or other work paid for through insurance or condemnation proceeds (excluding any deductible, the size of which is reasonable and customary for comparable projects in the Area);

(J) repairs resulting from any defect in the original design or construction of the Project;

(K) any cost representing an amount paid to any person, firm, corporation or other entity related to or affiliated with Landlord, which amount is in excess of the amount which would have reasonably been paid in the absence of such relationship for comparable work or services involving the Building or comparable buildings in the general vicinity of the Building;

(L) the cost of curing of construction or design defects;

(M) costs of complying with environmental regulations including, but not limited to, the costs and expenses of clean-up, remediation, environmental surveys/assessments, compliance with environmental laws, consulting fees, treatment and monitoring charges, transportation expenses and disposal fees, etc.; and

(N) the following fees, costs and expenses relating to a sale of the Project: attorney fees, transfer taxes, escrow fees, title insurance fees and costs, and other similar expenses, but expressly excluding any increase in taxes or assessments related to a reappraisal or increase in valuation of the Project due to a sale of the Project;

(O) any new category of costs and expenses not included in the Base Operating Costs, provided, however, Landlord shall be able to pass through any new category of costs and expenses if Landlord recalculates the Base Operating Costs to include such new category of costs and expenses; and

(P) any net income, franchise or capital gains tax, transfer tax, inheritance tax or estate tax.

(e) Operating Costs for any calendar year during which actual occupancy of the Project is less than ninety-five percent (95%) of the Rentable Area of the Project shall be appropriately adjusted to reflect ninety-five percent (95%) occupancy of the existing Rentable Area of the Project during such period and as if all tenants were paying full rent (as opposed to free rent or half-rent, it being the parties intention that any expense, such as a management fee, that varies with the amount of rent paid shall be calculated as if all tenants were paying full rent). The foregoing sentence shall not apply, however, to Operating Costs that do not vary based upon the occupancy level of the Project. In determining Operating Costs, if any services or utilities are separately charged to tenants of the Project or others, Operating Costs shall be adjusted by Landlord to reflect the amount of expense which would have been incurred for such services or utilities on a full time basis for normal Project operating hours. Operating Costs for the Base Year (as defined in Item 8 of the Basic Lease Provisions) shall not include (i) Operating Costs attributable to temporary market-wide labor-rate increases and/or utility rate increases due to extraordinary circumstances, including, but not limited to Force Majeure, conservation surcharges, boycotts, embargoes, or other shortages, or (ii) one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only. In no event shall the components of Operating Costs for any calendar year related to any utility costs (including, without limitation, electrical costs) be less than the components of Operating Costs related to such utility costs in the Base Year. In addition, if in any calendar year subsequent to the Base Year, the amount of Operating Costs decreases due to a reduction in the cost of providing utilities, security and/or other services to the Project for any reason, including without limitation, because of deregulation of the utility industry and/or reduction in rates achieved in contracts with utilities and/or service providers, then for purposes of the calendar year in which such decrease in Operating Costs occurred and all subsequent calendar years, the Operating Costs for the Base Year shall be decreased by an amount equal to such decrease. In the event (i) the Commencement Date shall be a date other than January 1, (ii) the date fixed for the expiration of the Lease Term shall be a date other than December 31, (iii) of any early termination of this Lease, or (iv) of any increase or decrease in the size of the Premises, then in each such event, an appropriate adjustment in the application of this Paragraph 3 shall, subject to the provisions of this Lease, be made to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Paragraph 3. Notwithstanding anything in this Section 3 to the contrary, any capital expenditures or government-imposed special assessments having a useful life of 3 years or more shall be amortized over the useful life of such improvements in accordance with the Internal Revenue Code requirements.

(f) Prior to the commencement of each calendar year of the Lease Term following the Commencement Date, Landlord shall have the right to give to Tenant a written estimate of Tenant’s Proportionate Share of the projected excess, if any, of the Operating Costs for the Project for the ensuing year over the Base Operating Costs. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on the first day of each month. Within a reasonable period after the end of each calendar year, Landlord shall furnish Tenant a statement indicating in reasonable detail (including, but not limited to any “gross up” of Operating Costs) the excess of Operating Costs over Base Operating Costs for such period and the parties shall, within thirty (30) days thereafter, make any payment or allowance necessary to adjust Tenant’s estimated payments to Tenant’s actual share of such excess as indicated by such annual statement. Any payment due Landlord shall be payable by Tenant on demand from Landlord. Any amount due Tenant shall be credited against installments next becoming due under this Paragraph 3(f) or refunded to Tenant, if requested by Tenant.

(g) [INTENTIONALLY DELETED]

(h) Tenant shall pay ten (10) days before delinquency, all taxes and assessments (i) levied against any personal property, tenant improvements or trade fixtures of Tenant in or about the Premises and (ii) based upon this Lease or any document to which Tenant is a party creating or transferring an interest in this Lease or an estate in all or any portion of the Premises. If any such taxes or assessments are levied against Landlord or Landlord’s property or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, Tenant shall upon demand reimburse Landlord for the taxes and assessments so levied against Landlord, or such taxes, levies and assessments resulting from such increase in assessed value.

(i) Any delay or failure of Landlord in (i) delivering any estimate or statement described in this Paragraph 3, or (ii) computing or billing Tenant’s Proportionate Share of excess Operating Costs shall not constitute a waiver of its right to require an increase in Rent, or in any way impair, the continuing obligations of Tenant under this Paragraph 3; provided, however, that Landlord’s failure to bill Tenant for any item of Operating Costs within one (1) year after the calendar year in which such Operating Costs were incurred shall be deemed to be an unconditional waiver of Landlord’s right to collect such Operating Costs. In the event of any dispute as to any Additional Rent due under this Paragraph 3, an officer of Tenant or Tenant’s certified public accountant shall have the right after reasonable notice and at reasonable times to inspect and make copies of (at Tenant’s expense, subject to the reimbursement provisions of this Paragraph 3(i)) Landlord’s accounting records at Landlord’s accounting office. If after such inspection, Tenant still disputes such Additional Rent, upon Tenant’s written request therefor, a certification as to the proper amount of Operating Costs and the amount due to or payable by Tenant shall be made by an independent certified public accountant mutually agreed to by Landlord and Tenant. If Landlord and Tenant cannot mutually agree to an independent certified public accountant, then the parties agree that Landlord shall choose an independent certified public accountant to conduct the certification as to the proper amount of Tenant’s Proportionate Share of Operating Costs due by Tenant for the period in question; provided, however, such certified public accountant shall not be the accountant who conducted Landlord’s initial calculation of Operating Costs to which Tenant is now objecting. Such certification shall be final and conclusive as to all parties. If the certification reflects that Tenant has overpaid Tenant’s Proportionate Share of Operating Costs for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Operating Costs or, at the request of Tenant, promptly refund such excess to Tenant and conversely, if Tenant has underpaid Tenant’s Proportionate Share of Operating Costs, Tenant shall promptly pay such additional Operating Costs to Landlord. Tenant agrees to pay the cost of such certification and the investigation with respect thereto and no adjustments in Tenant’s favor shall be made unless it is determined that Landlord’s original statement was in error in Landlord’s favor by more than three percent (3%), in which case Landlord shall pay the cost of the certification and shall reimburse all reasonable Tenant audit costs up to a maximum amount of $3,500.00. Tenant waives the right to dispute any matter relating to the calculation of Operating Costs or Additional Rent under this Paragraph 3 if any claim or dispute is not asserted in writing to Landlord within one (1) year after delivery to Tenant of the original billing statement with respect thereto. Landlord shall maintain in a safe and orderly manner all of its records pertaining to the Additional Rent payable by Tenant pursuant to this Article 3 for a period of eighteen (18) months after the completion of each calendar year of the Lease Term and shall retain records for the Base Year for the duration of this Lease. Tenant may include in its audit of the records for any such calendar year a review of the records for Operating Costs incurred in the Base Year.

(j) Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of excess Operating Costs for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated Operating Costs paid, and conversely, any overpayment made by Tenant shall be promptly refunded to Tenant by Landlord.

(k) Tenant shall not be obligated to pay for Controllable Operating Costs in any calendar year to the extent they have increased by more than five percent (5%) over the immediately preceding calendar year. For purposes of this Lease, Controllable Operating Costs shall mean all Operating Costs except for Real Estate Taxes, insurance premiums and utility costs and all costs and expenses for security for the Building and the Project. Controllable Operating Costs shall be determined on an aggregate basis and not on an individual basis, and the cap on Controllable Operating Costs shall be determined on Operating Costs as they have been adjusted for vacancy or usage pursuant to the terms of the Lease.

(l) The Basic Annual Rent, as adjusted pursuant to Paragraphs 2, 3 and 7, and other amounts required to be paid by Tenant to Landlord hereunder, are sometimes collectively referred to as, and shall constitute, “Rent”.

4.	IMPROVEMENTS AND ALTERATIONS

(a) Landlord’s sole construction obligation under this Lease is set forth in the Work Letter attached hereto as Exhibit B.

(b) Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Alterations”) shall be subject to Landlord’s prior written consent. Notwithstanding the foregoing sentence to the contrary, Tenant need not obtain Landlord’s consent for any minor, cosmetic non-structural Alterations totaling less than $50,000 in any calendar year during the Lease Term, provided Tenant otherwise complies with the provisions of this Paragraph 4 in installing such Alterations. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Laws and shall construct, at its sole cost and expense, any alteration or modification required by Laws as a result of any Alterations. All Alterations shall be constructed at Tenant’s sole cost and expense and in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Alterations shall be submitted to Landlord for its approval, which approval will not be unreasonably withheld, delayed or conditioned. Landlord may monitor construction of the Alterations. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Landlord shall have the right, in its sole discretion, to instruct Tenant to remove those improvements or Alterations from the Premises which

(i) were not approved in advance by Landlord, (ii) were not built in material conformance with the plans and specifications approved by Landlord, or (iii) Landlord specified during its review of plans and specifications for Alterations would need to be removed by Tenant upon the expiration of this Lease. If Landlord approved the construction of Alterations, then Tenant shall not be obligated to remove such Alterations at the expiration of this Lease. Landlord shall not unreasonably withhold, condition or delay its approval with respect to what improvements or Alterations Landlord may require Tenant to remove at the expiration of the Lease. If upon the termination of this Lease Landlord requires Tenant to remove any or all of such Alterations from the Premises, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Alterations and improvements and Tenant shall repair and restore the Premises to its original condition as of the Commencement Date, reasonable wear and tear excepted. Any Alterations remaining in the Premises following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord unless Landlord notifies Tenant otherwise. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises and record any notices of non-responsibility pursuant to applicable law. Tenant shall assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for bodily injury or property damage during construction. Tenant shall pay to Landlord, as additional rent, the actual and reasonable costs of Landlord’s engineers and other consultants (but not Landlord’s on-site management personnel) for review of all plans, specifications and working drawings for the Alterations and for the incorporation of such Alterations in the Landlord’s master Building drawings, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Alterations, the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

(c) Tenant shall keep the Premises, the Building and the Project free from any and all liens arising out of any Alterations, work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within twenty (20) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond in a form and issued by a surety acceptable to Landlord, Landlord shall have the right, but not the obligation, to cause such lien to be released by such means as it shall deem proper (including payment of or defense against the claim giving rise to such lien); in such case, Tenant shall reimburse Landlord for all reasonable and actual amounts so paid by Landlord in connection therewith, together with all of Landlord’s reasonable and actual costs and expenses, with interest thereon at the Default Rate (defined below). Tenant agrees to indemnify, defend and hold Landlord, the Premises and the Project, harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Tenant or its contractors or subcontractors with respect to the Premises, including the Tenant Improvements as set forth in Exhibit B to this Lease. Tenant’s indemnification of Landlord contained in this Paragraph shall survive the expiration or earlier termination of this Lease. Such rights of Landlord shall be in addition to all other remedies provided herein or by law.

(d) NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

5.	REPAIRS

(a) Landlord shall keep the Common Areas of the Building and the Project in a clean and neat condition and repair and shall operate the Building in the same manner as other similar class office buildings in the Portland, Oregon metropolitan area. Subject to subparagraph (b) below, Landlord shall maintain and make all necessary repairs to (i) the structural portion of the Building, including the exterior walls, exterior doors, exterior locks on exterior doors and windows of the Building, the foundation, floor/ceiling slabs, roof, exterior glass and mullions, columns, beams and shafts (including elevator shafts), (ii) the Common Areas, including stairs, parking areas, stairwells, escalators, elevator cabs, plazas, pavement, sidewalks, curbs, entrances, landscaping, artwork, sculptures, washrooms, mechanical, electrical and telephone closets in all public areas and (iii) public corridors and other public areas of the Project not constituting a portion of any tenant’s premises (collectively the “Landlord Obligations”) and shall keep all Building standard equipment used by Tenant in common with other tenants and the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems serving the Common Areas (the “Building Systems”) in good condition and repair and to replace same at the end of such equipment’s normal and useful life, reasonable wear and tear and casualty loss excepted. Except as expressly provided in Paragraph 7(f) and Paragraph 9 of this Lease, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project. Except as otherwise specifically provided in this Lease, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect. Notwithstanding anything in this Lease to the contrary, Landlord agrees that in the event of an Emergency (as defined herein) to the Premises which necessitates prompt maintenance, repair or replacement of items to the Premises which are otherwise required by this Lease to be maintained, repaired or replaced by Landlord, and Tenant is unable to contact Landlord and Landlord’s property manager and advise it of such Emergency condition, or Landlord otherwise fails to promptly perform the required maintenance, repair or replacement following such notification of an Emergency, Tenant, within 24 hours after such written notice to Landlord, may at its option proceed forthwith to make such repairs for such Emergency and pay the cost thereof; provided, however, Tenant shall use reasonable efforts to notify Landlord and its management company prior to proceeding to make any repairs to the Premises in an Emergency. The term “Emergency” shall mean a situation which requires, in the good faith judgment of Tenant, immediate action in order to prevent death, bodily injury or material property damage or loss of business. Landlord agrees to reimburse Tenant for the cost of such repairs in the event of an Emergency up to the maximum amount of $20,000 within thirty (30) days after written demand by Tenant for such reimbursement. Additionally, if Landlord fails to maintain the Landlord Obligations or Building Systems as set forth above (“Landlord Repairs”), then Tenant will have the right (but is not required) to perform such Landlord Repairs if Tenant notifies Landlord in writing that Tenant intends to perform such Landlord Repairs, Landlord does not dispute in writing of the need for such repairs, and Landlord fails to commence such Landlord Repairs within thirty (30) days following receipt of Tenant’s written notice or thereafter fails to continue to prosecute such Landlord Repairs to completion with due diligence. If Tenant performs such Landlord Repairs, then Landlord shall reimburse Tenant for any and all reasonable actual costs incurred by Tenant (as evidenced by written invoices) in performing such Landlord Repairs within thirty (30) days after written demand by Tenant for such reimbursement.

(b) Tenant, at its expense, (i) shall keep the Premises and all fixtures contained therein in a safe, clean and neat condition, and (ii) shall bear the cost of maintenance and repair, by contractors selected by Tenant and reasonably acceptable to Landlord, of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, lavatory, shower, toilet, wash basin and kitchen facilities, and supplemental heating and air conditioning systems exclusively serving the Premises (including all plumbing connected to said facilities or systems installed by or on behalf of Tenant or existing in the Premises at the time of Landlord’s delivery of the Premises to Tenant). Tenant shall make all repairs to the Premises not required to be made by Landlord under subparagraph (a) above with replacements of any materials to be made by use of materials of equal or better quality. Tenant shall do all decorating, remodeling, alteration and painting required by Tenant during the Lease Term. Tenant shall pay for the cost of any repairs to the Premises, the Building or the Project made necessary by any gross negligence or willful misconduct of Tenant or any of its assignees, subtenants, employees or their respective agents, representatives, contractors, or other persons permitted in or invited to the Premises or the Project by Tenant, subject to the provisions of Paragraph 8(e) below. If Tenant fails to make such repairs or replacements within fifteen (15) days after written notice from Landlord, Landlord may at its option make such repairs or replacements, and Tenant shall upon demand pay Landlord for the cost thereof. Tenant’s failure to notify Landlord of the need for any item of repair or replacement shall not modify Landlord’s maintenance and repair obligations under this Lease.

(c) Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in a safe, clean and neat condition, normal wear and tear and casualty loss excepted. Prior to the expiration or earlier termination of this Lease, Tenant shall remove from the Premises (i) all trade fixtures, furnishings and other personal property of Tenant, except as otherwise set forth in Paragraph 4(b) of this Lease, and (ii) all Alterations and improvements as directed by Landlord (except that Tenant shall not have to remove any Alterations or improvements to which Landlord consented in writing unless Landlord indicated, along with such consent, the need for such removal), and Tenant shall repair all damage caused by such removal, and shall restore the Premises to its original condition, reasonable wear and tear excepted. In no event shall Tenant be required to remove any portion of the Tenant Improvements. In addition to all other rights Landlord may have, in the event Tenant does not so remove any such fixtures, furnishings or personal property after ten (10) days prior written notice, Tenant shall be deemed to have abandoned the same, in which case Landlord may store the same at Tenant’s expense, appropriate the same for itself, and/or sell the same in its discretion.

6.	USE OF PREMISES

(a) Tenant shall use the Premises only for general office uses and shall not use the Premises or permit the Premises to be used for any other purpose. Landlord shall have the right to deny its consent to any change in the permitted use of the Premises in its sole and absolute discretion.

(b) Tenant shall not at any time use or occupy the Premises, or permit any act or omission in or about the Premises in violation of any covenant of record, law, statute, building or zoning code, ordinance, or governmental order, condition of approval, rule or regulation (including, but not limited to, Title III of the Americans With Disabilities Act of 1990), as well as the same may be amended and supplemented from time to time (collectively, “Law” or “Laws”) and Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority to be a violation of Law. If any Law shall, by reason of the nature of Tenant’s use or occupancy of the Premises for other than general office use, impose any duty upon Tenant or Landlord with respect to (i) modification or other maintenance of the Premises, the Building or the Project, or (ii) the use, alteration or occupancy thereof, Tenant shall comply with such Law at Tenant’s sole cost and expense. This Lease shall be subject to and Tenant shall comply with all financing documents encumbering the Building or the Project and all covenants, conditions and restrictions affecting the Premises, the Building or the Project, including, but not limited to, Tenant’s execution of any subordination agreements requested by a mortgagee of the Premises, the Building or the Project. Landlord shall cause the Building (excluding the Premises) and Common Areas to be in compliance with all Laws during the Initial Term and any extensions thereof, and Tenant shall cause the Premises to be in compliance with all Laws during the Initial Term and any extensions thereof. If the Building (excluding the Premises) or Common Areas are determined by applicable governmental agencies to not be in compliance with Laws applicable to the Project as of the Commencement Date, then Landlord shall be fully responsible, at its sole cost and expense (which shall not be included in Operating Costs), for making all alterations and repairs to the Building (excluding the Premises) and the Common Areas required by such governmental agencies so that the Building (excluding the Premises) or the Common Areas comply with all such Laws. Notwithstanding the foregoing sentence, if there is a “new” Law (a Law first enacted or made applicable to the Project after the Commencement Date of this Lease) affecting the Building (excluding the Premises) or the Common Areas, and governmental agencies require Landlord to make capital expenditures or repairs to the Building (excluding the Premises) or the Common Areas, the invoiced cost and expense of such capital expenditures or repairs shall be an Operating Cost which shall be reimbursed by the tenants in the Project over the lesser of (i) the useful life of such capital expenditures, or (ii) ten (10) years. Subject to applicable Laws (including any “grandfather” provisions pertaining thereto), Landlord agrees to maintain the Building (except the Premises) and Common Areas in compliance with all Laws. To Landlord’s knowledge, as of the Date of this Lease, Landlord has not received written notice of any violation of Laws pertaining to the Premises and the Building. The term “to Landlord’s knowledge” shall mean the current actual knowledge of Steve Silva, without any duty of inquiry or investigation.

(c) Tenant shall not at any time use or occupy the Premises in violation of the certificates of occupancy issued for or restrictive covenants pertaining to the Building or the Premises, and in the event that any architectural control committee or department of the State or the city or county in which the Project is located shall at any time contend or declare that the Premises are used or occupied in violation of such certificate or certificates of occupancy or restrictive covenants, Tenant shall, upon five (5) days’ notice from Landlord or any such governmental agency, immediately discontinue such use of the Premises (and otherwise remedy such violation). The failure by Tenant to discontinue such use shall be considered a default under this Lease and Landlord shall have the right to exercise any and all rights and remedies provided herein or by Law. Any statement in this Lease of the nature of the business to be conducted by Tenant in the Premises shall not be deemed or construed to constitute a representation or guaranty by Landlord that such business will continue to be lawful or permissible under any certificate of occupancy issued for the Building or the Premises, or otherwise permitted by Law.

(d) Tenant shall not do or permit to be done anything which may invalidate or increase the cost of any fire, All Risk or other insurance policy covering the Building, the Project and/or property located therein and shall comply with all rules, orders, regulations and requirements of the appropriate fire codes and ordinances or any other organization performing a similar function. If Tenant fails to comply with this Paragraph 6(d), and such failure continues following five (5) days prior written notice, then in addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Paragraph 6.

(e) Tenant shall not in any way interfere with the rights or quiet enjoyment of other tenants or occupants of the Premises, the Building or the Project. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, or permit any nuisance in, on or about the Premises, the Building or the Project. Tenant shall not place weight upon any portion of the Premises exceeding the structural floor load (per square foot of area) which such area was designated (and is permitted by Law) to carry or otherwise use any Building system in excess of its capacity or in any other manner which may damage such system or the Building. Tenant shall not create within the Premises a working environment with a density of greater than one (1) person per 185 square feet of Rentable Area. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in locations and in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not commit or suffer to be committed any waste in, on, upon or about the Premises, the Building or the Project.

(f) Tenant shall take all reasonable steps necessary to adequately secure the Premises from unlawful intrusion, theft, fire and other hazards, and shall keep and maintain any and all security devices in or on the Premises in good working order, including, but not limited to, exterior door locks for the Premises and smoke detectors and burglar alarms located within the Premises and shall cooperate with Landlord and other tenants in the Project with respect to access control and other safety matters. Tenant shall have the right to install or maintain, at Tenant’s expense, a card access or other secured access system for the Premises. Tenant shall be granted access to the Premises twenty-four (24) hours per day, every day of the year, provided that such access shall: (i) be in accordance with all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and, (ii) be subject to restrictions on access recommended or imposed as a result of an emergency.

(g) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State or the United States Government, including, without limitation, any material or substance which is (A) defined or listed as a “hazardous waste,” “pollutant,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance” or “hazardous material” under any applicable federal, state or local Law or administrative code promulgated thereunder, (B) petroleum, or (C) asbestos.

(i) Tenant agrees that all operations or activities upon, or any use or occupancy of the Premises, or any portion thereof, by Tenant, its assignees, subtenants, and their respective agents, servants, employees, representatives and contractors (collectively referred to herein as “Tenant Affiliates”), throughout the term of this Lease, shall be in all respects in compliance with all federal, state and local Laws then governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, release, spillage, leakage, dumping, discharge or disposal of any Hazardous Materials.

(ii) Tenant agrees to indemnify, defend and hold Landlord and its Affiliates (defined below) harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, or release of any Hazardous Material in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises, or any portion thereof, all to the extent caused by Tenant or Tenant Affiliates.

(iii) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local Law, by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Landlord shall perform or cause to be performed the Remedial Work in compliance with such Law or order at Tenant’s sole cost and expense. All Remedial Work shall be performed by one or more contractors, selected and approved by Landlord, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

(iv) To Landlord’s knowledge and subject to all matters disclosed in that certain Phase I Environmental Report dated July 18, 2005 prepared by Environ International Corporation, Landlord has not received written notice of any violation of environmental Laws pertaining to the Premises and the Building. The term “to Landlord’s knowledge” shall mean the current actual knowledge of Steve Silva, without any duty of inquiry or investigation.

(v) Each of the covenants and agreements of Tenant and Landlord set forth in this Paragraph 6(g) shall survive the expiration or earlier termination of this Lease.

7.	UTILITIES AND SERVICES

(a) Landlord shall furnish, or cause to be furnished to the Premises, the utilities and services described in Exhibit C attached hereto, subject to the conditions and in accordance with the standards set forth therein and in this Lease.

(b) Tenant agrees to cooperate fully at all times with Landlord and to comply with all non-discriminatory regulations and requirements which Landlord may from time to time prescribe for the use of the utilities and services described herein and in Exhibit C. Landlord shall not be liable to Tenant for the failure of any other tenant, or its assignees, subtenants, employees, or their respective invitees, licensees, agents or other representatives to comply with such regulations and requirements.

(c) If Tenant requires utilities or services in quantities greater than or at times other than that generally furnished by Landlord pursuant to Exhibit C, Tenant shall pay to Landlord, upon receipt of a written statement therefor, Landlord’s actual and reasonable charge for such use. In the event that Tenant shall require additional electric current, water or gas for use in the Premises and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, subject to the conditions stated below, and Tenant does not withdraw its request within ten (10) days of written notice of such additional installations, Landlord shall proceed to install the same at the sole cost of Tenant, payable upon demand in advance. The installation of such facilities shall be conditioned upon Landlord’s consent, and a determination that the installation and use thereof (i) shall be permitted by applicable Law and insurance regulations, (ii) shall not cause permanent damage or injury to the Building or adversely affect the value of the Building or the Project, and (iii) shall not cause or create a dangerous or hazardous condition or interfere with or disturb other tenants in the Building. Subject to the foregoing, Landlord shall, upon reasonable prior notice by Tenant, furnish to the Premises additional elevator, heating, air conditioning and/or cleaning services upon such reasonable terms and conditions as shall be determined by Landlord, including payment of Landlord’s charge therefor. As of the Date of this Lease, Landlord’s current charge for “after-hours” heating and air conditioning is $             per hour. In the case of any additional utilities or services to be provided hereunder, Landlord may require a switch and metering system to be installed so as to measure the amount of such additional utilities or services. The cost of installation, maintenance and repair thereof shall be paid by Tenant upon demand.

(d) Landlord shall not be liable for, and Tenant shall not be entitled to, any damages, abatement or reduction of Rent, or other liability by reason of any failure to furnish any services or utilities described herein or in Exhibit C for any reason (other than Landlord’s gross negligence or willful misconduct), including, without limitation, when caused by accident, breakage, repairs, Alterations or other improvements to the Project, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or any other cause beyond Landlord’s control. Landlord shall be entitled to cooperate with the energy conservation efforts of governmental agencies or utility suppliers. No such failure, stoppage or interruption of any such utility or service shall be construed as an eviction of Tenant, nor shall the same relieve Tenant from any obligation to perform any covenant or agreement under this Lease. In the event of any failure, stoppage or interruption thereof, Landlord shall use reasonable efforts to attempt to restore all services promptly. No representation is made by Landlord with respect to the adequacy or fitness of the Building’s ventilating, air conditioning or other systems to maintain temperatures as may be required for the operation of any computer, data processing or other special equipment of Tenant. Tenant hereby waives any applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding anything in this Paragraph 7 to the contrary, if an interruption or cessation of a utility service to the Premises from a cause within the reasonable control of Landlord results in the Premises being unusable by Tenant for the conduct of Tenant’s business, then Basic Annual Rent shall be abated commencing on that date which is five (5) consecutive business days following the date Tenant delivers written notice to Landlord of such interruption and continuing until either such utility service to the Premises is restored or the Premises is again usable for the conduct of Tenant’s business. If, however, Tenant reoccupies any portion of the Premises during such abatement period, the Basic Annual Rent allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Basic Annual Rent shall be Tenant’s sole and exclusive remedy at law or in equity in the event of an interruption or cessation of a utility service to the Premises.

(e) Landlord reserves the right from time to time to make reasonable and nondiscriminatory modifications to the above standards (including, without limitation, those described in Exhibit C) for utilities and services.

8.	NON-LIABILITY AND INDEMNIFICATION OF LANDLORD; INSURANCE

(a) Except as otherwise specifically provided in this Paragraph 8 or elsewhere in this Lease, neither Landlord nor any of its partners, officers, trustees, affiliates, directors, employees, contractors, agents or representatives (collectively, “Affiliates”) shall be liable for and there shall be no abatement of Rent (except in the event of a casualty loss or a condemnation as set forth in Paragraphs 9 and 10 of this Lease) for (i) any damage to Tenant’s property stored with or entrusted to Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or the Project or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other tenants, occupants or other visitors to the Building or the Project or from any other cause whatsoever, (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Project. Tenant shall give prompt notice to Landlord in the event of (i) the occurrence of a fire or accident in the Premises (or in the Building, if involving Tenant or any Tenant Affiliates) or (ii) Tenant’s discovery of a defect therein or in the fixtures or equipment thereof. This Paragraph 8(a) shall survive the expiration or earlier termination of this Lease.

(b) Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, representatives, insurers and agents (collectively, “Landlord Indemnitees”) for, from and against all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, suits, judgments and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation), of any nature, kind or description of any person or entity, directly or indirectly arising out of, caused by, or resulting from (in whole or part) (1) Tenant’s construction of or use, occupancy or enjoyment of the Premises, (2) any activity, work or other things done, permitted or suffered by Tenant and its agents and employees in or about the Premises, (3) any breach or default in the performance of any of Tenant’s obligations under this Lease, (4) Intentionally Deleted, or (5) any damage to Tenant’s property, or the property of Tenant’s agents, employees, contractors, business invitees or licensees, located in or about the Premises (collectively, “Liabilities”). Tenant shall not be required to defend, save harmless or indemnify Landlord from any liability, loss accidents or damage to any person or property resulting from Landlord’s negligence or willful acts or omissions, or those of Landlord’s officers, agents, contractors or employees. In addition, Tenant’s indemnity obligations are subject to the mutual waiver of recovery set forth in Paragraph 8(e) below. Landlord agrees to protect, defend, indemnify and hold harmless Tenant, and its authorized representatives (“Tenant Indemnitees”) from all claims, costs (including attorneys’ and experts’ fees), expenses, liabilities and/or damage to any person or property resulting from Landlord’s negligence or willful acts or omissions and liabilities (i) arising from and out of any occurrence in the Common Areas, or (ii) arising from and out of any breach of Landlord’s representations, warranties or covenants under the Lease. Landlord shall not be required to defend, save harmless or indemnify Tenant from any costs, claims, expenses, liabilities, losses, accidents or damage to any person or property resulting from Tenant’s negligence or willful acts or omissions, or those of Tenant’s officers, agents, contractors or employees. In addition, Landlord’s indemnity obligations are subject to the mutual waiver of recovery set forth in Paragraph 8(e) below and the business interruption waiver by Tenant in Paragraph 8(f) below. This Paragraph 8(b) shall survive the expiration or earlier termination of this Lease.

(c) Either party shall promptly advise the other in writing of any action, administrative or legal proceeding or investigation as to which the indemnification provisions in Paragraph 8(b) may apply, and the indemnifying party, at such party’s expense, shall assume on behalf of each and every Landlord Indemnitee or Tenant Indemnitee, as applicable, and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to the indemnified party; provided, however, that any indemnified party shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by the indemnifying party to fully perform in accordance with this Paragraph, the indemnified party, at its option, and without relieving the indemnifying party of its obligations hereunder, may so perform, but all costs and expenses so incurred by the indemnified party in that event shall be reimbursed by the indemnifying party to the indemnified party, together with interest on the same from the date any such expense was paid by indemnified party until reimbursement, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject. The indemnification provided in Paragraph 8(b) shall not be limited to damages, compensation or benefits payable under insurance policies, workers’ compensation acts, disability benefit acts or other employees’ benefit acts.

(d) Insurance.

(i) Tenant at all times during the Lease Term shall, at its own expense, keep in full force and effect (A) commercial general liability insurance providing coverage against bodily injury and disease, including death resulting therefrom, bodily injury and property damage to a combined single limit of $2,000,000 to one or more than one person as the result of any one accident or occurrence, which shall include provision for contractual liability coverage insuring Tenant for the performance of its indemnity obligations set forth in this Paragraph 8 of this Lease, but only to the extent included in a typical general liability policy, (B) worker’s compensation insurance to the statutory limit, if any, and employer’s liability insurance to the limit of $500,000 per occurrence, and (C) All Risk or Causes of Loss – Special Form property insurance, including fire and extended coverage, sprinkler leakage, vandalism, malicious mischief and earthquake and flood coverage, covering full replacement value of all of Tenant’s personal property, trade fixtures and improvements in the Premises. Landlord and its designated property management firm shall be named an additional insured on each of said policies (excluding the worker’s compensation policy) and said policies shall be issued by an insurance company or companies authorized to do business in Oregon and which have policyholder ratings not lower than “A-” and financial ratings not lower than “VII” in Best’s Insurance Guide (latest edition in effect as of the Date of Lease and subsequently in effect as of the date of renewal of the required policies). EACH OF SAID WORKER’S COMPENSATION AND PROPERTY INSURANCE POLICIES (BUT NOT THE COMMERCIAL GENERAL LIABILITY POLICY) SHALL ALSO INCLUDE A WAIVER OF SUBROGATION PROVISION OR ENDORSEMENT IN FAVOR OF LANDLORD, AND EACH OF SAID POLICIES (INCLUDING THE

COMMERCIAL GENERAL LIABILITY POLICY) SHALL INCLUDE AN ENDORSEMENT PROVIDING THAT INSURER SHALL ENDEAVOR TO PROVIDE LANDLORD WITH THIRTY (30) DAYS (OR, TEN (10) DAYS, IN THE EVENT OF NON-PAYMENT OF PREMIUM) PRIOR WRITTEN NOTICE OF ANY CANCELLATION OF, NONRENEWAL OF, REDUCTION OF COVERAGE OR MATERIAL CHANGE IN COVERAGE ON SAID POLICIES. Tenant hereby waives its right of recovery against any Landlord Indemnitee of any amounts paid by Tenant or on Tenant’s behalf to satisfy applicable worker’s compensation laws. The duly executed certificates of policies showing the material terms for the same, together with satisfactory evidence of the payment of the premiums therefor, shall be deposited with Landlord on the date Tenant first occupies the Premises and upon renewals of such policies not less than fifteen (15) days prior to the expiration of the term of such coverage.

(ii) It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s obligations contained in this Lease, including without limitation Tenant’s indemnity obligations hereunder. Neither shall (A) the insolvency, bankruptcy or failure of any insurance company carrying Tenant, (B) the failure of any insurance company to pay claims occurring nor (C) any exclusion from or insufficiency of coverage be held to affect, negate or waive any of Tenant’s indemnity obligations under this Paragraph 8 and Paragraph 6(g)(ii) or any other provision of this Lease. With respect to insurance coverages, except worker’s compensation, maintained hereunder by Tenant and insurance coverages separately obtained by Landlord, all insurance coverages afforded by policies of insurance maintained by Tenant shall be primary insurance as such coverages apply to Landlord, but only as to the acts or omissions of Tenant or its agents, contractors, employees or licensees, and such insurance coverages separately maintained by Landlord shall be excess, and Tenant shall have its insurance policies so endorsed. The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord. Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies.

(iii) Tenant’s occupancy of the Premises without delivering the certificates of insurance shall not constitute a waiver of Tenant’s obligations to provide the required coverages. If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, such shall not constitute a waiver of Tenant’s obligations to provide the proper insurance.

(iv) Throughout the Lease Term, Landlord agrees to maintain (i) fire and extended coverage insurance, and, at Landlord’s option earthquake damage coverage and additional property insurance coverage, all in amounts and of the types similar to that maintained by owners of similar class office buildings in the Portland, Oregon metropolitan area, on the insurable portions of Building and the remainder of the Project in an amount not less than the fair replacement value thereof, subject to reasonable deductibles (ii) boiler and machinery insurance amounts and with deductibles that would be considered standard for similar class office building in Portland, Oregon metropolitan area and (iii) commercial general liability insurance with a combined single limit coverage of at least $2,000,000.00 per occurrence. All such insurance shall be obtained from insurers Landlord reasonably believes to be financially responsible in light of the risks being insured. The premiums for any such insurance shall be a part of Operating Costs.

(e) Mutual Waivers of Recovery. Landlord, Tenant, and all parties claiming under them, each mutually release and discharge each other from responsibility for that portion of any loss or damage paid or reimbursed by an insurer of Landlord or Tenant under any fire, extended coverage or other property insurance policy maintained by Tenant with respect to its Premises or by Landlord with respect to the Building or the Project (or which would have been paid had the insurance required to be maintained hereunder been in full force and effect), no matter how caused, including negligence, and each waives any right of recovery from the other including, but not limited to, claims for contribution or indemnity, which might otherwise exist on account thereof. Any fire, extended coverage or property insurance policy maintained by Tenant with respect to the Premises, or Landlord with respect to the Building or the Project, shall contain, in the case of Tenant’s policies, a waiver of subrogation provision or endorsement in favor of Landlord, and in the case of Landlord’s policies, a waiver of subrogation provision or endorsement in favor of Tenant, or, in the event that such insurers cannot or shall not include or attach such waiver of subrogation provision or endorsement, Tenant and Landlord shall obtain the approval and consent of their respective insurers, in writing, to the terms of this Lease. Tenant agrees to indemnify, protect, defend and hold harmless each and all of the Landlord Indemnitees from and against any claim, suit or cause of action asserted or brought by Tenant’s insurers for, on behalf of, or in the name of Tenant, including, but not limited to, claims for contribution, indemnity or subrogation, brought in contravention of this paragraph. The mutual releases, discharges and waivers contained in this provision shall apply EVEN IF THE LOSS OR DAMAGE TO WHICH THIS PROVISION APPLIES IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT.

(f) Business Interruption. Landlord shall not be responsible for, and Tenant releases and discharges Landlord from, and Tenant further waives any right of recovery from Landlord for, any loss for or from business interruption or loss of use of the Premises suffered by Tenant in connection with Tenant’s use or occupancy of the Premises, EVEN IF SUCH LOSS IS CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF LANDLORD, except as otherwise specifically set forth in this Lease.

(g) Adjustment of Claims. Tenant shall cooperate with Landlord and Landlord’s insurers in the adjustment of any insurance claim pertaining to the Building or the Project or Landlord’s use thereof.

(h) Increase in Landlord’s Insurance Costs. Tenant agrees to pay to Landlord any increase in premiums for Landlord’s insurance policies resulting from Tenant’s use or occupancy of the Premises for other than general office use.

(i) Failure to Maintain Insurance. Any failure of Tenant to obtain and maintain the insurance policies and coverages required hereunder or failure by Tenant to meet any of the insurance requirements of this Lease shall constitute an event of default hereunder, and such failure shall entitle Landlord to pursue, exercise or obtain any of the remedies provided for in Paragraph 12(b), and Tenant shall be solely responsible for any loss suffered by Landlord as a result of such failure. In the event of failure by Tenant to maintain the insurance policies and coverages required by this Lease or to meet any of the insurance requirements of this Lease, and if such failure continues for a period of ten (10) days following written notice to Tenant, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may obtain said insurance policies and coverages or perform any other insurance obligation of Tenant, but all costs and expenses incurred by Landlord in obtaining such insurance or performing Tenant’s insurance obligations shall be reimbursed by Tenant to Landlord, together with interest on same from the date any such cost or expense was paid by Landlord until reimbursed by Tenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Lease is subject.

9.	FIRE OR CASUALTY

(a) Subject to the provisions of this Paragraph 9, in the event the Premises, or access thereto, is wholly or partially destroyed by fire or other casualty, Landlord shall (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) rebuild, repair or restore the Premises and access thereto to substantially the same condition as existing immediately prior to such destruction and this Lease shall continue in full force and effect. Notwithstanding the foregoing, (i) Landlord’s obligation to rebuild, repair or restore the Premises shall not apply to any personal property, above-standard tenant improvements or other items installed or contained in the Premises, and (ii) Landlord shall have no obligation whatsoever to rebuild, repair or restore the Premises with respect to any damage or destruction occurring during the last twelve (12) months of the term of this Lease or any extension of the term.

(b) Landlord may elect to terminate this Lease in any of the following cases of damage or destruction to the Premises, the Building or the Project: (i) where the cost of rebuilding, repairing and restoring (collectively, “Restoration”) of the Building or the Project, would, regardless of the lack of damage to the Premises or access thereto, in the reasonable opinion of Landlord, exceed twenty percent (20%) of the then replacement cost of the Building; (ii) where, in the case of any damage or destruction to any portion of the Building or the Project by uninsured casualty, the cost of Restoration of the Building or the Project, in the reasonable opinion of Landlord, exceeds $500,000; or (iii) where, in the case of any damage or destruction to the Premises or access thereto by uninsured casualty, the cost of Restoration of the Premises or access thereto, in the reasonable opinion of Landlord, exceeds twenty percent (20%) of the replacement cost of the Premises. Any such termination shall be made by thirty (30) days’ prior written notice to Tenant given within sixty (60) days of the date of such damage or destruction. If Landlord terminates the Lease under this Paragraph 9(b), Landlord also shall terminate the leases of all similarly situated tenants in the Project which Landlord has the right to terminate. If this Lease is not terminated by Landlord and as the result of any damage or destruction, the Premises, or a portion thereof, are rendered untenantable, the Basic Annual Rent shall abate reasonably during the period of Restoration (based upon the extent to which such damage and Restoration materially interfere with Tenant’s business in the Premises). This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, the Building or the Project. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any existing or future statutes which provision(s) permit the parties to terminate this Lease as a result of any damage or destruction.

10.	EMINENT DOMAIN

In the event the whole of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the date of such Taking. In the event a Taking of a portion of the Project, the Building or the Premises shall, in the reasonable opinion of Landlord, substantially interfere with Landlord’s operation thereof, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, with reasonable diligence, use commercially reasonable efforts to proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and above-standard tenant improvements) to a complete, functioning unit. In such case, the Basic Annual Rent shall be reduced proportionately based on the portion of the Premises so taken. If all or any portion of the Premises is the subject of a temporary Taking, this Lease shall remain in full force and effect and Tenant shall continue to perform each of its obligations under this Lease; in such case, Tenant shall be entitled to receive the entire award allocable to the temporary Taking of the Premises. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant. Nothing contained in this Paragraph 10 shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the condemning authority for the Taking of personal property, fixtures, above standard tenant improvements of Tenant or for relocation or moving expenses recoverable by Tenant from the condemning authority. This Paragraph 10 shall be Tenant’s sole and exclusive remedy in the event of a Taking. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of any existing or future statutes which provision(s) permit the parties to terminate this Lease as a result of a taking.

11.	ASSIGNMENT AND SUBLETTING

(a) Tenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage, hypothecate or otherwise encumber all or any portion of its interest in this Lease or in the Premises or grant any license in or suffer any person other than Tenant or its employees to use or occupy the Premises or any part thereof without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted assignment, subletting, license, mortgage, hypothecation, other encumbrance or other use or occupancy without the consent of Landlord shall be null and void and of no effect. Any mortgage, hypothecation or encumbrance of all or any portion of Tenant’s interest in this Lease or in the Premises and any grant of a license or sufferance of any person other than Tenant or its employees to use or occupy the Premises or any part thereof shall be deemed to be an “assignment” of this Lease. In addition, as used in this Paragraph 11, the term “Tenant” shall also mean any entity that has guaranteed Tenant’s obligations under this Lease, and the restrictions applicable to Tenant contained herein shall also be applicable to such guarantor.

Provided no event of monetary default has occurred and is continuing under this Lease (beyond applicable notice and cure periods), Tenant may assign this Lease or sublease the Premises to an entity that (1) controls, is controlled by, or under common control with Tenant, or (2) results from the transfer of all or substantially all of Tenant’s assets or stock, or (3) results from the merger or consolidation of Tenant with another entity (“Approved Entity”), provided (i) such merger, consolidation, or transfer of assets is for a good business purpose and not principally for the purpose of transferring Tenant’s leasehold estate, and (ii) Tenant provides written notice of the assignment or sublease to Landlord within twenty (20) days of the effective date thereof. The term “controlled by” or “commonly controlled with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; and the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control.

(b) No permitted assignment or subletting shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subletting or assignment. Consent by Landlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease, and all such financial information as Landlord may reasonably request concerning the proposed assignee or subtenant. Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease.

(c) [INTENTIONALLY DELETED]

(d) Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to a proposed assignment or sublease in any of the following instances:

(i) The assignee or sublessee is not, in Landlord’s reasonable opinion, sufficiently creditworthy to perform the obligations such assignee or sublessee will have under this Lease;

(ii) The intended use of the Premises by the assignee or sublessee is not the same as set forth in this Lease or otherwise reasonably satisfactory to Landlord;

(iii) The intended use of the Premises by the assignee or sublessee would materially increase the pedestrian or vehicular traffic to the Premises or the Building;

(iv) Occupancy of the Premises by the assignee or sublessee would, in the good faith judgment of Landlord, violate any agreement binding upon Landlord, the Building or the Project with regard to the identity of tenants, usage in the Building, or similar matters;

(v) The assignee or sublessee is then negotiating with Landlord or has negotiated with Landlord within the previous three (3) months, or is a current tenant or subtenant within the Building or Project, and at the time of Tenant’s request or shortly thereafter, Landlord then has similarly sized space available in the Building;

(vi) The identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Building or Project; or

(vii) In the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease.

The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease.

(e) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times during the initial term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease. In the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto), net of any commissions, tenant allowances, attorneys’ fees or other costs incurred by Tenant in connection with such sublease or assignment, exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord, as additional rent hereunder, fifty percent (50%) of such excess Rent and other excess consideration within ten (10) days following receipt thereof by Tenant.

(f) If this Lease is assigned or if the Premises is subleased (whether in whole or in part), or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest, or grant of any concession or license within the Premises, or if the Premises are occupied in whole or in part by anyone other than Tenant, then upon a monetary default by Tenant hereunder (beyond applicable notice and cure periods) Landlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Tenant shall be held in deposit for Landlord and immediately forwarded to Landlord. No such transaction or collection of Rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

(g) If Tenant effects an assignment or sublease or requests the consent of Landlord to any proposed assignment or sublease, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such assignment or sublease or request for consent. Acceptance of the Five Hundred Dollars ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed assignment or sublease.

(h) Notwithstanding any provision of this Lease to the contrary, in the event this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute the property of Tenant or Tenant’s estate within the meaning of the Bankruptcy Code. All such money and other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord.

12.	DEFAULT

(a) Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (herein so called) under this Lease by Tenant: (i) the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, where such failure continues for five (5) days after written notice thereof from Landlord that such payment was not received; (ii) the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than monetary failures as specified in clause (i) Paragraphs 12(a)(i) above, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said fifteen (15) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord; (iii) the making by Tenant or any guarantor hereof of any general assignment for the benefit of creditors, (iv) the filing by or against Tenant or any guarantor hereof of a petition to have Tenant or any guarantor hereof adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or any guarantor hereof, the same is dismissed within sixty (60) days), (v) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease or of substantially all of guarantor’s assets, where possession is not restored to Tenant or guarantor within sixty (60) days, or (vi) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days; (vii) any material representation or warranty made by Tenant or guarantor in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect; or (viii) Tenant or guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

Any notice sent by Landlord to Tenant pursuant to this Paragraph 12(a) shall be in lieu of, and not in addition to, any notice required under any applicable law.

(b) Landlord’s Remedies; Termination. In the event of any event of default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

(i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations and any other items which Tenant is required under this Lease to remove but does not remove.

As used in subparagraphs (i) and (ii) of Paragraph 12(b) above, the “worth at the time of award “ is computed by allowing interest at the Default Rate (as defined below). As used in subparagraph (iii) of Paragraph 12(b) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The term “Default Rate” as used in this Lease shall mean the lesser of (A) ten percent (10%), or (B) the maximum rate of interest permitted by applicable law.

(c) Landlord’s Remedies; Re-Entry Rights. [INTENTIONALLY DELETED]

(d) Continuation of Lease. If Landlord does not elect to terminate this Lease on account of any event of default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(e) Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Monthly Basic Rent) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for five (5) days with respect to monetary obligations (or fifteen (15) days with respect to non-monetary obligations, except in case of emergencies, in which such case, such shorter period of time as is reasonable under the circumstances) after Tenant’s receipt of written notice thereof from Landlord, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within five (5) days after demand therefor as additional rent.

(f) Interest. If any monthly installment of Rent or Operating Expenses, or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Default Rate from the date due until paid; provided, however, that as to the first (1st) late payment in any twelve (12) month period during the Term, no interest charge shall apply until ten (10) days after written notice of delinquency. All interest, and any late charges imposed pursuant to Paragraph 12(g) below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

(g) Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any monthly installment of Basic Annual Rent, Additional Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Annual Basic Rent, Additional Rent or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law; provided, however, that as to the first (1st) late payment in any twelve (12) month period during the Term, no late charge shall apply until ten (10) days after written notice of delinquency. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(h) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Paragraph 12 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Paragraph 12 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

(i) Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

(j) Costs Upon Default and Litigation. Tenant shall pay to Landlord and its mortgagees as additional rent all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

13.	ACCESS; CONSTRUCTION

Landlord reserves the right to use the roof and exterior walls of the Premises and the area beneath, adjacent to and above the Premises, together with the right to install, use, maintain, repair, replace and relocate equipment, machinery, meters, pipes, ducts, plumbing, conduits and wiring through the Premises, which serve other portions of the Building or the Project in a manner and in locations which do not unreasonably interfere with Tenant’s use of the Premises. In addition, Landlord shall have free access to any and all mechanical installations of Landlord, including, without limitation, machine rooms, telephone rooms and electrical closets. Tenant agrees that there shall be no construction of partitions or other obstructions which materially interfere with or which threaten to materially interfere with Landlord’s free access thereto, or materially interfere with the moving of Landlord’s equipment to or from the enclosures containing said installations. Upon at least twenty-four (24) hours’ prior notice (except in the event of an emergency, when no notice shall be necessary), Landlord reserves and shall at any time and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, lenders or tenants, to post notices of non-responsibility, to alter, improve, restore, rebuild or repair the Premises or any other portion of the Building, or to do any other act permitted or contemplated to be done by Landlord hereunder, all without being deemed guilty of an eviction of Tenant and without liability for abatement of Rent or otherwise. For such purposes, Landlord may also erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided, however, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business relating to such scaffolding or structures. Landlord shall conduct all such inspections and/or improvements, alterations and repairs so as to minimize, to the extent reasonably practical, any interruption of or interference with the business of Tenant. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of such purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises (excluding Tenant’s vaults and safes, access to which shall be provided by Tenant upon Landlord’s reasonable request). Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises or any portion thereof, and Landlord shall have the right, at any time during the Lease Term, to provide whatever access control measures it deems reasonably necessary to the Project, without any interruption or abatement in the payment of Rent by Tenant. Any entry into the Premises obtained by Landlord by any of such means shall not under any circumstances be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises or any portion thereof. Landlord shall advise Tenant of any emergency entry within twenty-four (24) hours thereof. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease.

14.	BANKRUPTCY

(a) If at any time on or before the Commencement Date there shall be filed by or against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, this Lease shall ipso facto be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any applicable law or by an order of any court, tribunal, administrative agency or any other forum having jurisdiction, shall be entitled to possession of the Premises and Landlord, in addition to the other rights and remedies given by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

(b) If, after the Commencement Date, or if at any time during the term of this Lease, there shall be filed against Tenant in any court, tribunal, administrative agency or any other forum having jurisdiction, pursuant to any applicable law, either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant’s property, and the same is not dismissed after sixty (60) calendar days, or if Tenant makes an assignment for the benefit of creditors, this Lease, at the option of Landlord exercised within a reasonable time after notice of the happening of any one or more of such events, may be canceled and terminated and in such event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Premises, but shall forthwith quit and surrender the Premises, and Landlord, in addition to the other rights and remedies granted by Paragraph 12 hereof or by virtue of any other provision contained in this Lease or by virtue of any applicable law, may retain as damages any Rent, Security Deposit or moneys received by it from Tenant or others on behalf of Tenant.

(c) In the event of the occurrence of any of those events specified in this Paragraph 14, if Landlord shall not choose to exercise, or by applicable law, shall not be able to exercise, its rights hereunder to terminate this Lease upon the occurrence of such events, then, in addition to any other rights of Landlord hereunder or by virtue of applicable law, (i) Landlord shall not be obligated to provide Tenant with any of the utilities or services specified in Paragraph 7, unless Landlord has received compensation in advance for such utilities or services, and the parties agree that Landlord’s reasonable estimate of the compensation required with respect to such services shall control, and (ii) neither Tenant, as debtor-in-possession, nor any trustee or other person (hereinafter collectively referred to as the “Assuming Tenant”) shall be entitled to assume this Lease unless on or before the date of such assumption, the Assuming Tenant (x) cures, or provides adequate assurance that the latter will promptly cure, any existing default under this Lease, (y) compensates, or provides adequate assurance that the Assuming Tenant will promptly compensate Landlord for any pecuniary loss (including, without limitation, attorneys’ fees and disbursements) resulting from such default, and (z) provides adequate assurance of future performance under this Lease, it being covenanted and agreed by the parties that, for such purposes, any cure or compensation shall be effected by the immediate payment of any monetary default or any required compensation, or the immediate correction or bonding of any nonmonetary default. For purposes of this Lease, (i) any “adequate assurance” of such cure or compensation shall be effected by the establishment of an escrow fund for the amount at issue or by the issuance of a bond, and (ii) “adequate assurance” of future performance shall be effected by the establishment of an escrow fund for the amount at issue or by the issuance of a bond.

15.	SUBSTITUTION OF PREMISES

INTENTIONALLY DELETED

16.	SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATES

(a) Subject to the non-disturbance provisions set forth at the end of this Paragraph 16(a), Tenant agrees that this Lease and the rights of Tenant hereunder shall be subject and subordinate to any and all deeds of trust, security interests, mortgages, master leases, ground leases or other security documents and any and all modifications, renewals, extensions, consolidations and replacements thereof (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. Such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Furthermore, Tenant shall within fifteen (15) days of demand therefor execute any instruments or other documents which may be required by Landlord or the holder of any Security Document and specifically shall execute, acknowledge and deliver within fifteen (15) days of demand therefor a subordination of lease or subordination of deed of trust, in the form required by the holder of the Security Document requesting the document; the failure to do so by Tenant within such time period shall be a material default hereunder; provided, however, the new landlord or the holder of any Security Document shall agree that Tenant’s quiet enjoyment of the Premises shall not be disturbed as long as Tenant is not in default under this Lease.

(b) If any proceeding is brought for default under any ground or master lease to which this Lease is subject or in the event of foreclosure or the exercise of the power of sale under any mortgage, deed of trust or other Security Document made by Landlord covering the Premises, Tenant shall attorn to and recognize the same as Landlord under this Lease, provided such successor expressly agrees in writing to be bound to all future obligations by the terms of this Lease, including the non-disturbance provisions set forth in Paragraph 16(a) above. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.

(c) In addition to any statutory lien for Rent in Landlord’s favor, Landlord (the secured party for purposes hereof) shall have and Tenant (the debtor for purposes hereof) hereby grants to Landlord, an express contract lien and a continuing security interest to secure the payment of all Rent due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory and other personal property of Tenant (and any transferees or other occupants of the Premises) presently or hereafter situated on the Premises and upon all proceeds of any insurance which may accrue to Tenant by reason of damage or destruction of any such property. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code of the state in which the Premises is located, including without limitation the right to sell the property described in this paragraph at public or private sale upon ten (10) days’ notice to Tenant, which notice Tenant hereby agrees is adequate and reasonable. Tenant hereby agrees to execute such other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Any statutory lien for Rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto. Landlord and Tenant agree that this Lease and the security interest granted herein serve as a financing statement, and a copy or photographic or other reproduction of this paragraph of this Lease may be filed of record by Landlord and have the same force and effect as the original. Tenant warrants and represents that the collateral subject to the security interest granted herein is not purchased or used by Tenant for personal, family or household purposes. Tenant further warrants and represents to Landlord that the lien granted herein constitutes a first and superior lien and that Tenant will not allow the placing of any other lien upon any of the property described in this paragraph without the prior written consent of Landlord. Notwithstanding the provisions of this Paragraph 16(c) to the contrary, if Tenant desires to obtain a loan secured by Tenant’s personal property in the Premises and requests that Landlord execute a lien waiver in connection therewith, Landlord may, in its sole discretion, based upon Landlord’s review of Tenant’s financial condition, agree to subordinate its lien rights to the rights of Tenant’s lender pursuant to a lien subordination on Landlord’s standard form, provided that Tenant delivers such request in writing to Landlord. Nothing in this Paragraph 16(c) shall permit Tenant to encumber its leasehold interest in the Premises.

(d) Tenant shall, upon not less than twenty (20) days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Basic Annual Rent, Additional Rent and other charges hereunder have been paid, if any, and (iii) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge. The form of the statement attached hereto as Exhibit E is hereby approved by Tenant for use pursuant to this subparagraph (d); however, at Landlord’s option, Landlord shall have the right to use other forms for such purpose, provided such other forms are substantially similar to Exhibit E. Tenant’s failure to execute and deliver such statement within such time shall, at the option of Landlord, constitute a material default under this Lease. Any statement delivered pursuant to this Paragraph 16 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Project.

17.	SALE BY LANDLORD; TENANT’S REMEDIES; NONRECOURSE LIABILITY

(a) In the event of a sale or conveyance by Landlord of the Building or the Project, Landlord shall be released from any and all liability under this Lease. If the Security Deposit has been made by Tenant prior to such sale or conveyance, Landlord shall transfer the Security Deposit to the purchaser, and upon delivery to Tenant of notice thereof, Landlord shall be discharged from any further liability in reference thereto.

(b) Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder, but except as otherwise specifically provided in this Lease, Tenant shall be entitled to all other remedies available at law or in equity.

(c) Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s members or partners or against any other persons or entities having any interest in Landlord, or against any of their personal assets for satisfaction of any liability with respect to this Lease. Any liability of Landlord for a default by Landlord under this Lease, or a breach by Landlord of any of its obligations under the Lease, shall be limited solely to its interest in the Project, (including, but not limited to, its interest in any rent, profits or insurance) and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its partners, directors, officers, members, shareholders or any other persons or entities having any interest in Landlord. Tenant’s sole and exclusive remedy for a default or breach of this Lease by Landlord shall be either (i) an action for damages, or (ii) an action for injunctive relief; Tenant hereby waiving and agreeing that Tenant shall have no offset rights or right to terminate this Lease on account of any breach or default by Landlord under this Lease, except as otherwise expressly set forth in this Lease. Under no circumstances whatsoever shall Landlord ever be liable for punitive, consequential or special damages under this Lease and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease.

(d) As a condition to the effectiveness of any notice of default given by Tenant to Landlord, Tenant shall also concurrently give such notice under the provisions of Paragraph 17(b) to each beneficiary under a Security Document encumbering the Project of whom Tenant has received written notice (such notice to specify the address of the beneficiary). In the event neither Landlord nor such beneficiary cures any breach or default within the time period specified in subparagraph (b), then Tenant may pursue any remedy therefor pursuant to the provisions of this Lease.

(e) In the event Landlord becomes bankrupt and Landlord’s obligations hereunder are not being performed by Landlord’s receiver or trustee, Tenant may cancel the Lease upon sixty (60) days prior written notice to Landlord unless such receiver or trustee rectifies such default within such sixty (60) day period.

18.	PARKING; COMMON AREAS

(a) Tenant shall have the right to the nonexclusive use of the number of parking spaces located in the parking areas of the Project specified in Item 13 of the Basic Lease Provisions for the parking of operational motor vehicles used by Tenant, its officers, employees, contractors, vendors and invitees only. Landlord reserves the right, at any time upon written notice to Tenant, to designate the location of Tenant’s parking spaces as determined by Landlord in its reasonable discretion. The use of such spaces shall be subject to the rules and regulations adopted by Landlord from time to time for the use of the parking areas. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self-parking, single or double stall parking spaces, and valet assisted parking. Tenant shall pay no fee or charge for its use of the parking areas. Tenant agrees that Tenant, its officers and employees shall not be entitled to park in any reserved or specially assigned areas designated by Landlord from time to time in the Project’s parking areas. Landlord may require execution of an agreement with respect to the use of such parking areas by Tenant and/or its officers and employees in form reasonably satisfactory to Tenant as a condition of any such use by Tenant, its officers and employees. A default by Tenant, its officers or employees in the compliance with such rules and regulations, or the performance of such agreement(s) shall constitute a material default by Tenant hereunder. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s officers, employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described in this Paragraph, then Landlord shall have the right, upon reasonable prior written notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be payable upon ten (10) days written notice from `Landlord.

(b) Subject to subparagraph (c) below and the remaining provisions of this Lease, Tenant shall have the nonexclusive right, in common with others, to the use of such entrances, lobbies, restrooms, elevators, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project as are designated from time to time by Landlord for the general nonexclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, agents, representatives, licensees and invitees (“Common Areas”). The use of such Common Areas shall be subject to the rules and regulations contained herein and the provisions of any covenants, conditions and restrictions affecting the Building or the Project. Tenant shall keep all of the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations, and shall use the Common Areas only for normal activities, parking and ingress and egress by Tenant and its employees, agents, representatives, licensees and invitees to and from the Premises, the Building or the Project. If, in the reasonable opinion of Landlord, unauthorized persons are using the Common Areas by reason of the presence of Tenant in the Premises, Tenant, upon demand of Landlord, shall correct such situation by appropriate action or proceedings against all such unauthorized persons. Nothing herein shall affect the rights of Landlord at any time to remove any such unauthorized persons from said areas or to prevent the use of any of said areas by unauthorized persons. Landlord reserves the right to make such changes, alterations, additions, deletions, improvements, repairs or replacements in or to the Building, the Project (including the Premises) and the Common Areas as Landlord may reasonably deem necessary or desirable, including, without limitation, constructing new buildings and making changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading areas, landscaped areas and walkways; provided, however, that there shall be no unreasonable permanent obstruction of access to or use of the Premises resulting therefrom. In the event that the Project is not completed on the date of execution of this Lease, Landlord shall have the sole judgment and discretion to determine the architecture, design, appearance, construction, workmanship, materials and equipment with respect to construction of the Project. Notwithstanding any provision of this Lease to the contrary, the Common Areas shall not in any event be deemed to be a portion of or included within the Premises leased to Tenant and the Premises shall not be deemed to be a portion of the Common Areas. This Lease is granted subject to the terms hereof, the rights and interests of third parties under existing liens, ground leases, easements and encumbrances affecting such property, all zoning regulations, rules, ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Project or any part thereof.

(c) Notwithstanding any provision of this Lease to the contrary, Landlord specifically reserves the right to redefine the term “Project” for purposes of allocating and calculating Operating Costs so as to include or exclude areas as Landlord shall from time to time determine or specify (and any such determination or specification shall be without prejudice to Landlord’s right to revise thereafter such determination or specification). In addition, Landlord shall have the right to contract or otherwise arrange for amenities, services or utilities (the cost of which is included within Operating Costs) to be on a common or shared basis to both the Project (i.e., the area with respect to which Operating Costs are determined) and adjacent areas not included within the Project, so long as the basis on which the cost of such amenities, services or utilities is allocated to the Project is determined on an arms-length basis or some other basis reasonably determined by Landlord. In the case where the definition of the Project is revised for purposes of the allocation or determination of Operating Costs, Tenant’s Proportionate Share shall be appropriately revised to equal the percentage share of all Rentable Area contained within the Project (as then defined) represented by the Premises. Notwithstanding the foregoing, Landlord agrees that in no event shall Tenant’s Proportionate Share of Operating Costs increase due to Landlord redefining the term “Project.” Landlord shall have the sole right to determine which portions of the Project and other areas, if any, shall be served by common management, operation, maintenance and repair. Landlord shall also have the right, in its sole discretion, to allocate and prorate any portion or portions of the Operating Costs on a building-by-building basis, on an aggregate basis of all buildings in the Project, or any other reasonable manner, and if allocated on a building-by-building basis, then Tenant’s Proportionate Share shall, as to the portion of the Operating Costs so allocated, be based on the ratio of the Rentable Area of the Premises to the Rentable Area of the Building.

19.	MISCELLANEOUS

(a) Attorneys’ Fees. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs (including, without limitation, court costs and expert witness fees) incurred in such action. Such amounts shall be included in any judgment rendered in any such action or proceeding. Any reference in this Lease to attorneys’ fees shall include, without limitation, fees at trial, on appeal, or in a bankruptcy or similar proceeding.

(b) Waiver. No waiver by Landlord of any provision of this Lease or of any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval under this Lease shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in a writing signed by Landlord.

(c) Notices. Any notice, demand, request, consent, approval, disapproval or certificate (“Notice”) required or desired to be given under this Lease shall be in writing and given by certified mail, return receipt requested, by personal delivery or by Federal Express or a similar nationwide overnight delivery service providing a receipt for delivery. Notices may not be given by facsimile. The date of giving any Notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Section 19(c) (or attempted if said delivery is refused or rejected). If a Notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. All notices, demands, requests, consents, approvals, disapprovals, or certificates shall be addressed at the address specified in Item 14 of the Basic Lease Provisions or to such other addresses as may be specified by written notice from Landlord to Tenant and if to Tenant, at the Premises. Either party may change its address by giving reasonable advance written Notice of its new address in accordance with the methods described in this Paragraph; provided, however, no notice of either party’s change of address shall be effective until fifteen (15) days after the addressee’s actual receipt thereof.

(d) Access Control. Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Project, if any. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES, THE BUILDING OR THE PROJECT, (II) ANY DAMAGE TO PERSONS, OR (III) ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES, THE BUILDING OR THE PROJECT, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD.

(e) Storage. Any storage space at any time leased to Tenant hereunder shall be used exclusively for storage. Notwithstanding any other provision of this Lease to the contrary, (i) Landlord shall have no obligation to provide heating, cleaning, water or air conditioning therefor, and (ii) Landlord shall be obligated to provide to such storage space only such electricity as will, in Landlord’s judgment, be adequate to light said space as storage space.

(f) Holding Over. If Tenant retains possession of the Premises after the termination of the Lease Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Basic Annual Rent for the holdover period, an amount equal to (i) 125% of the Basic Annual Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during the first ninety (90) days of such holding over, and (ii) 150% of the Basic Annual Rent in effect on the termination date, computed on a monthly basis for each month or part thereof commencing on the ninety-first (91st) day after the termination date and continuing throughout the remainder of such holding over by Tenant. All other payments shall continue under the terms of this Lease. In addition, if Landlord notifies Tenant that a new tenant has leased all or any portion of the Premises, and Tenant holds over for a period of forty-five (45) days after the expiration of the Lease Term, then Tenant shall be liable for all damages incurred by Landlord as a result of such holding over, including, without limitation, any claim made by any succeeding tenant based thereon. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Premises.

(g) Condition of Premises. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:

(i) ACCEPTS THE PREMISES, THE BUILDING AND LEASEHOLD IMPROVEMENTS AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED;

(ii) INTENTIONALLY DELETED;

(iii) ACCEPTS THE PREMISES AND PROJECT AS BEING IN GOOD AND SATISFACTORY CONDITION SUBJECT TO LANDLORD’S MAINTENANCE OBLIGATIONS AND LANDLORD’S COMPLETION OF MINOR FINISH WORK ITEMS THAT DO NOT INTERFERE WITH TENANT’S OCCUPANCY OF THE PREMISES; AND

(iv) WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

Tenant specifically does not waive and Landlord shall remain responsible for the correction of any latent defects in the Premises and the Project.

(h) Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the term hereof without hindrance or ejection by any person lawfully claiming under Landlord, subject to the provisions of this Lease and to the provisions of any (i) covenants, conditions and restrictions, (ii) master lease, or (iii) Security Documents to which this Lease is subordinate or may be subordinated.

(i) Matters of Record. Except as otherwise provided herein, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Project recorded in the Real Property Records of the County in which the Project is located, prior to and subsequent to the date hereof, including, without limitation, all covenants, conditions and restrictions. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any such covenants, conditions and restrictions or other matters of record. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Project, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not materially interfere with the use of the Premises by Tenant. At Landlord’s request, Tenant shall join in the execution of any of the aforementioned documents.

(j) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Tenant shall attorn to each purchaser, successor or assignee of Landlord.

(k) Brokers. Landlord has entered into an agreement with Landlord’s Broker specified in Item 12 of the Basic Lease Provision as representing Landlord, and Landlord shall pay any commissions or fees that are payable to Landlord’s Broker with respect to this Lease in accordance with the provisions of a separate commission contract. Landlord shall have no further or separate obligation for payment of commissions or fees to any other real estate broker, finder or intermediary. Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than Landlord’s Broker and Tenant’s Broker specified in Item 12 of the Basic Lease Provision as representing Tenant. Any commissions or fees payable to Tenant’s Broker with respect to this Lease shall be paid exclusively by Landlord’s Broker. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. With regard to this initial Lease only and not to any renewal, extension or expansion of the Premises or the Lease Term under a subsequent document, Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. Landlord and Tenant acknowledge and agree that any agreement between Landlord and Tenant’s current broker regarding the payment of future commissions in connection with any extension of the Lease Term or expansion of the Premises (whether pursuant to an express right set forth in this Lease or not) shall not be binding on Tenant, and that Tenant may choose to be represented by a different broker in any such future expansion or extension transactions, and that only such chosen broker would be entitled to a commission in connection with such future transaction. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

(l) Name. Landlord shall have the exclusive right at all times during the Lease Term to change, modify, add to or otherwise alter the name, number, or designation of the Building and/or the Project, and Landlord shall not be liable for claims or damages of any kind which may be attributed thereto or result therefrom.

(m) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(n) Time. Time is of the essence of this Lease and each and all of its provisions.

(o) Defined Terms and Marginal Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular and for purposes of Articles 5, 7, 13 and 18, the term Landlord shall include Landlord, its employees, contractors and agents. If more than one person is named as Tenant the obligations of such persons are joint and several. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(p) Conflict of Laws; Prior Agreements; Separability. This Lease shall be governed by and construed pursuant to the laws of the State of Oregon. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease. No prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality, invalidity or unenforceability of any provision of this Lease shall in no way impair or invalidate any other provision of this Lease, and such remaining provisions shall remain in full force and effect.

(q) Authority. If either Landlord or Tenant is a corporation, each individual executing this Lease on behalf of Landlord or Tenant hereby covenants and warrants that Landlord or Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in the State, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so. If Landlord or Tenant is a partnership or trust, each individual executing this Lease on behalf of Landlord or Tenant hereby covenants and warrants that he is duly authorized to execute and deliver this Lease on behalf of Landlord or Tenant in accordance with the terms of such entity’s partnership or trust agreement. Each party to this Lease shall provide the other party on demand with such evidence of such authority as the other party shall reasonably request, including, without limitation, resolutions, certificates and opinions of counsel.

(r) Joint and Several Liability. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other business associations shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other business association, the members of which are, by virtue of statute or federal law, subject to personal liability, then the liability of each such member shall be joint and several.

(s) Rental Allocation. For purposes of Section 467 of the Internal Revenue Code of 1986, as amended from time to time, Landlord and Tenant hereby agree to allocate all Rent to the period in which payment is due, or if later, the period in which Rent is paid.

(t) Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project imposed by Landlord as set forth on Exhibit D attached hereto, as the same may be changed from time to time upon reasonable notice to Tenant. Landlord shall not be liable to Tenant for the failure of any other tenant or any of its assignees, subtenants, or their respective agents, employees, representatives, invitees or licensees to conform to such rules and regulations, provided that Landlord enforces such rules in a non-discriminatory manner.

(u) Joint Product. This Agreement is the result of arms-length negotiations between Landlord and Tenant and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Lease and this Lease shall not be construed against either party.

(v) Financial Statements. Upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, with the most current financial statements prepared in accordance with Tenant’s standard practices, certified by Tenant to be true and correct, reflecting Tenant’s then current financial condition.

(w) Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorism, terrorist activities, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire, flood, earthquake or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Article 6 and Article 8 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

(x) WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(y) Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(z) Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building (other than to the name of one of the Tenant’s competitors) and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

(aa) Office and Communications Services. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

(bb) Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

(cc) OFAC Compliance

(i) Certification. Tenant certifies, represents, warrants and covenants that:

(A) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(B) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

(ii) Indemnity. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Indemnitees from and against any and all Claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

(dd) Signage. Provided that (x) Tenant is the Tenant originally named herein (or an Approved Entity), (y) Tenant (or an Approved Entity) is leasing and actually occupies at least at least 34,000 square feet of Rentable Area in the Building under this Lease, and (z) no event of default or event which but for the passage of time or the giving of notice, or both, would constitute an event of default has occurred and is continuing, Tenant shall be entitled to retain the right to its monument and exterior signage as the same exists as of the Date of this Lease (“Tenant’s Exterior Signage”). Tenant shall be solely responsible for the cost and expense of obtaining and maintaining any necessary permits for Tenant’s Exterior Signage and any sign licenses related thereto, and for the cost and expense of maintenance and utilities for Tenant’s Exterior Signage (including all metered electrical usage). Additionally, Tenant shall maintain Tenant’s Exterior Signage in a first class manner in accordance with all applicable Laws. All rights and remedies of Landlord under the Lease (including, without limitation, Landlord’s self-help remedies) shall apply in the event Tenant fails to maintain Tenant’s Exterior Signage as herein required. Upon the expiration or earlier termination of the Lease, Tenant shall pay all costs associated with the removal of Tenant’s Exterior Signage and the restoration of the area of the Project where Tenant’s Exterior Signage is located to as near its original condition as may then be reasonably required by Landlord. The terms and provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

(ee) Glass Cleaning. Landlord agrees to clean all lobby glass as needed and to clean the interior and exterior sides of all outside window walls at least two (2) times per year. The expense of such cleaning shall be included in Operating Costs.

(ff) Demands and Consents. Whenever a provision of the Lease (i) requires that the consent of a party be obtained, such consent shall not be unreasonably withheld or delayed, or (ii) provides that party may make a demand or request of the other party, such demand or request shall be reasonable and made in good faith.

(gg) HIPAA. Landlord agrees that from time to time during the Term, Landlord, its agents, employees, or assigns, may be exposed to, or have access to, Protected Health Information (“PHI”), as defined by Health Insurance Portability and Accountability Act of 1996, 45 CFR Parts 160 and 164, Landlord agrees that Landlord, its agents, employees or assigns will not use or disclose PHI for any purpose unless expressly authorized by Tenant or required by a court of competent jurisdiction or by any governmental authority or by any state or federal law.

REST OF PAGE INTENTIONALLY LEFT BLANK—SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO OFFICE LEASE BY AND BETWEEN

GK TRIANGLE CORPORATE PARK III, LLC, AS LANDLORD,

AND HEALTH NET HEALTH PLAN OF OREGON, INC., AS TENANT

IN WITNESS WHEREOF, the parties have executed this Lease to be effective as of the Date of this Lease.

“LANDLORD”		“TENANT”

GK TRIANGLE CORPORATE PARK III, LLC,		HEALTH NET HEALTH PLAN OF OREGON, INC.,
a Delaware limited liability company		an Oregon corporation

By:	KBS Realty Advisors, LLC,
a Delaware limited liability company,
as agent

By:	/s/ Steve Silva
	Steve Silva	By:	/s/ Dennis Bell
	Senior Vice President	Name:	Dennis Bell
		Title:	Vice President Real Estate Management

ADDENDUM ONE

ONE RENEWAL OPTION AT MARKET

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

GK TRIANGLE CORPORATE PARK III, LLC,

and

HEALTH NET HEALTH PLAN OF OREGON, INC.

(a) Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (i) Tenant is the Tenant originally named herein (or an Approved Entity), (ii) Tenant actually occupies all of the Premises initially demised under this Lease (as the same may be contracted under the Contraction Option set forth in Addendum Four) and any space added to the Premises, and (iii) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of sixty (60) months (such additional term is hereinafter called the “Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the Extension Term”). Tenant may extend the Lease Term as set forth herein as to the entire Premises, or as to such full floor increments of the Premises as Tenant shall choose (that is, as to the all of the Rentable Area of the Premises located on the second floor of the Building, all of the Rentable Area of the Premises located on the third floor of the Building (as the same may be contracted under the Contraction Option set forth in Addendum Four), all of the Rentable Area of the Premises located in the basement of the Building, or any combination of the foregoing full-floor increments). Tenant shall give Landlord notice (hereinafter called the “Extension Notice”) of its election to extend the term of the Lease Term at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Lease Term.

(b) The Basic Annual Rent payable by Tenant to Landlord during the Extension Term shall be the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size and location of the Premises being leased, the length of the renewal term, market escalations, the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), the extent of Tenant’s liability under the Lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, building standard work letter and/or tenant improvement allowances, if any, other generally applicable conditions of tenancy and the credit of Tenant (the “Fair Market Rental Rate”). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least six (6) months prior to the expiration of the Lease, then the Fair Market Rental Rate shall be determined in accordance with the following procedure:

(i) Each party will appoint an appraiser who must be a qualified appraiser, who is either a member of MAI or who has at least 15 years experience in appraising commercial buildings within a 10 mile radius of the Project, to determine the Fair Market Rental Rate no later than 3 months prior to the expiration of the Lease Term. If one party fails so to designate an appraiser within the time required, the determination of the Fair Market Rental Rate of the one appraiser who has been timely designated by the other party will be binding on both parties.

(ii) The appraisers will submit their determinations of the Fair Market Rental Rate to both parties within 30 days after their selection. If the difference between the two determinations is 10% or less of the higher appraisal, then the average between the two determinations will be the Annual Basic Rent for the Premises during the Extension Term.

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(iii) If the difference between the two appraisers’ determinations is greater than 10%, then, within 10 days of the date the second determination is submitted to the parties, the two appraisers will designate a third appraiser who must also meet the qualifications set forth in subparagraph (i) above. The sole responsibility of the third appraiser will be to determine which of the determinations made by the first two appraisers is most accurate. The third appraiser has no right to propose a middle ground or any modification of either of the determinations, made by the first two appraisers. The third appraiser’s choice will be submitted to the parties within 20 days after his or her selection. Such determination will bind both of the parties and will establish the Basic Annual Rent for the Premises during the Extension Term.

(iv) Each party will pay the fees and expenses of the appraiser selected by it, and they will pay equal shares of the fees and expenses of the third appraiser.

(c) The determination of Basic Annual Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Operating Costs and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Costs and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.

(d) Except for the Basic Annual Rent as determined above, Tenant’s occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, terminate, renew or extend the Lease, except as otherwise set forth in the Lease.

(e) If Tenant does not give the Extension Notice within the period set forth in Paragraph (a) above, Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

(f) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. The Premises shall be tendered on the Commencement Date of the Extension Term in “as-is” condition.

(g) If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute a commercially reasonable form of amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).

(h) If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Addendum, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in Paragraph (d) above.

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ADDENDUM TWO

RIGHT OF FIRST OFFER

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

GK TRIANGLE CORPORATE PARK III, LLC,

and

HEALTH NET HEALTH PLAN OF OREGON, INC.

(a)) “Offered Space” shall mean that 22,220 square foot portion on the first floor of the Building and that 11,237 square foot portion of the third floor of the Building as more particularly described on Schedule 1 to this Addendum Two.

(b) Provided that as of the date of the giving of the First Offer Notice, (i) Tenant is the Tenant originally named herein (or an Approved Entity), (ii) Tenant actually occupies all of the Premises originally demised under this Lease and any premises added to the Premises, and (iii) no event of default or event which but for the passage of time or the giving of notice, or both, would constitute an event of default has occurred and is continuing, if at any time during the Lease Term any portion of the Offered Space is vacant and unencumbered by any rights of any third party, then Landlord, before offering such Offered Space to anyone, other than the tenant then occupying such space (or its affiliates), shall offer to Tenant the right to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease. Notwithstanding anything to the contrary in the Lease, the right of first offer granted to Tenant under this Addendum Two shall be subject and subordinate to (i) the rights of all tenants at the Project under existing leases, and (ii) the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then occupying such space (or any of its affiliates), provided such lease contains a renewal or extension right as of the Date of this Lease.

(c) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “First Offer Notice”) which offer shall designate the space being offered and shall specify the terms which Landlord intends to offer with respect to any such Offered Space. Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within five (5) business days after delivery by Landlord of the First Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Addendum Two with respect to the Offered Space designated in the First Offer Notice and execute the Amendment (defined below) within thirty (30) days after the delivery of the First Offer Notice, then Landlord shall be under no further obligation with respect to such space by reason of this Addendum Two, except as otherwise set forth in Paragraph (e) below.

(d) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(e) If Tenant at any time declines any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Addendum Two, and Landlord shall be free to lease the Offered Space to third parties including on terms which may be less favorable to Landlord than those offered to Tenant provided, however, Landlord must lease the Offered Space to such third party with the base rent being equal to or greater than 95% of the base rent set forth in the First Offer Notice. Without limiting the foregoing, if during negotiations with any such tenant Landlord accepts from such tenant a lease with the base rent being less than 95% of the base rent set forth in the First Offer Notice, then Landlord shall provide an additional First Offer Notice to Tenant with the new proposed base rent and Tenant’s right of first offer as set forth above shall be reinstated.

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(f) In the event that Tenant exercises its rights to any Offered Space pursuant to this Addendum Two, then Landlord shall prepare, and Tenant shall execute, a commercially reasonable form of amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto (the “Amendment”).

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ADDENDUM THREE

TERMINATION OPTION

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

GK TRIANGLE CORPORATE PARK III, LLC,

and

HEALTH NET HEALTH PLAN OF OREGON, INC.

Provided no event of default shall then exist under the Lease and no condition shall then exist which with the passage of time or giving of notice, or both, would constitute an event of default under the Lease, Tenant shall have the right at any time on or before October 1, 2013 to send Landlord irrevocable written notice (the “Termination Notice”) that Tenant has elected to terminate this Lease, effective on June 30, 2014 (“Termination Date”).

If Tenant elects to terminate this Lease pursuant to the immediately preceding sentence, the effectiveness of such termination shall be conditioned upon Tenant surrendering the Premises in the condition required by Section 5(c) of this Lease on or before the Termination Date, and upon Tenant paying to Landlord, simultaneously with Tenant’s delivery of the Termination Notice to Landlord, a termination fee equal to the sum of the unamortized portion of the sum of Landlord’s Construction Allowance (to the extent actually disbursed to Tenant) and leasing commissions paid in connection with the Lease, calculated as of the Termination Date (all such amounts being amortized on a straight-line basis over the initial Lease Term plus interest on all such amortized amounts, payable at a rate of eight percent (8%) per annum), plus the rental (Basic Annual Rent) that would have been due for December 2014, January 2015, and February 2015 (collectively the “Termination Fee”). Such Termination Fee is consideration for Tenant’s option to terminate and shall not be applied to Rent or any other obligation of Tenant. Landlord and Tenant shall be relieved of all obligations accruing under this Lease after the Termination Date, but not any obligations accruing under the Lease prior to the effective date of such termination. Both Landlord and Tenant acknowledge and agree that it would be impracticable or extremely difficult to affix damages if Tenant terminates this Lease and that the Termination Fee set forth above represents a reasonable estimate of Landlord’s damages in the event Tenant terminates this Lease under this Addendum. If Tenant does not timely deliver the Termination Notice or Termination Fee to Landlord, or timely surrender the Premises in the condition required by this Addendum, then this termination option shall become null and void and the Lease shall continue in full force and effect.

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ADDENDUM FOUR

CONTRACTION OPTION

ATTACHED TO AND A PART OF THE LEASE AGREEMENT

BY AND BETWEEN

GK TRIANGLE CORPORATE PARK III, LLC,

and

HEALTH NET HEALTH PLAN OF OREGON, INC.

Provided no event of default shall then exist under the Lease and no condition shall then exist which with the passage of time or giving of notice, or both, would constitute an event of default under the Lease, Tenant shall have the right at any time on or after the date this Lease is executed, but prior to December 31, 2009, to send Landlord irrevocable written notice (the “Contraction Notice”) that Tenant has elected to terminate this Lease only as to the 11,237 square foot portion of the third floor Premises shown on Schedule 1 of this Addendum Four (the “Contraction Area), effective on a date to be specified in the Contraction Notice. Tenant shall give Landlord at least one hundred twenty (120) days prior written notice to Landlord of such contraction date (the “Contraction Date”).

If Tenant elects to exercise its herein provided contraction option, the effectiveness of such exercise shall be conditioned upon Tenant surrendering the Contraction Area in the condition required for surrender of the Premises by Section 5(c) of this Lease on or before the Contraction Date, and constructing a demising wall between the Contraction Area and the remaining 12,898 square foot portion of the third floor Premises (as further described in the Exhibit B Work Letter) on or before the Contraction Date, it being stipulated that reconfiguring the third floor to be a multi-tenant floor will result in Tenant retaining such 12, 898 square foot portion). After the Contraction Date, Landlord and Tenant shall be relieved of all obligations accruing under this Lease as to the Contraction Area only, but not any obligations accruing under the Lease prior to the Contraction Date, and not any obligations accruing under the Lease as to that portion of the Premises exclusive of the Contraction Area (as to which remaining portion this Lease shall remain in full force and effect). If Tenant elects to exercise its contraction option, Landlord and Tenant shall enter into a commercial reasonable form of amendment to the Lease reflecting revisions to the Premises (i.e., replacing Exhibit A-1 to the Lease), Basic Annual Rent schedule, Tenant’s Proportionate Share of Operating Costs and Landlord’s Construction Allowance. If Tenant does not timely deliver the Contraction Notice to Landlord, or timely surrender, in the condition required by this Addendum, the Contraction Area, then this Contraction Option shall become null and void and the Lease shall continue in full force and effect as to the entire Premises (including the Contraction Area).

Upon the delivery of a Contraction Notice to Landlord, notwithstanding Section 5 of the Basic Lease Provisions to the contrary, Tenant shall receive an abatement of Basic Annual Rent for the Contraction Area only for a period of ninety (90) days following the date of delivery of the Contraction Notice.

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